    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 1998.

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              IRT PROPERTY COMPANY
             (Exact name of registrant as specified in its charter)

                          GEORGIA                                                     58-1366611
              (State or other jurisdiction of                                      (I.R.S. Employer
               incorporation or organization)                                   Identification Number)

                             ---------------------
                        200 GALLERIA PARKWAY, SUITE 1400
                             ATLANTA, GEORGIA 30339
                                 (770) 955-4406
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                             W. BENJAMIN JONES III
                        200 GALLERIA PARKWAY, SUITE 1400
                             ATLANTA, GEORGIA 30339
                                 (770) 955-4406
  (Address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                            RALPH F. MACDONALD, III
                               ALSTON & BIRD LLP
                              ONE ATLANTIC CENTER
                           1201 WEST PEACHTREE STREET
                          ATLANTA, GEORGIA 30309-3424
                                 (404) 881-7000
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective as determined by market conditions and other factors.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
       SECURITIES TO BE REGISTERED(1)           REGISTERED(2)(3)      PER UNIT(4)(5)       PRICE(3)(5)(6)      REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value(7).............     $300,000,000             100%             $300,000,000           $88,500
Preferred Stock, $1.00 par value(7)..........
Depositary Shares(7).........................
Senior Debt Securities(7)....................
Subordinated Debt Securities(7)..............
Warrants(8)..................................
=================================================================================================================================

(1) Such indeterminate number or principal amount of Common Stock, Preferred Stock, Depositary Shares, Senior Debt Securities, Subordinated Debt Securities and Warrants of the Company as may from time to time be issued at indeterminate prices. This Registration Statement also covers delayed delivery contracts that may be issued by the Company under which the party purchasing such contracts may be required to purchase Common Stock, Preferred Stock, Depositary Shares, Senior Debt Securities, Subordinated Debt Securities and Warrants. In addition, securities registered hereunder may be sold either separately or as units comprised of more than one type of security registered hereunder.
(2) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.
(3) Such amount represents the principal amount of any Senior Debt Securities or Subordinated Debt Securities issued at their principal amount, the issue price rather than the principal amount of any Senior Debt Securities or Subordinated Debt Securities issued at an original issue discount, the liquidation preference of any Preferred Stock or Depositary Shares, the amount computed pursuant to Rule 457(c) for any Common Stock, the issue price of any Warrants and the exercise price of any securities issuable upon exercise of Warrants.
(4) Estimated solely for the purpose of determining the registration fee.
(5) Exclusive of accrued interest and distributions, if any.
(6) No separate consideration will be received for the Common Stock, Preferred Stock, Depositary Shares, Senior Debt Securities and Subordinated Debt Securities issuable upon conversion of or in exchange for Preferred Stock, Depositary Shares, Senior Debt Securities, Subordinated Debt Securities and Warrants.
(7) Also includes such indeterminate shares of Common Stock, Preferred Stock, or Depositary Shares or number of Senior Debt Securities and Subordinated Debt Securities as may be issued upon conversion or exchange of any Preferred Stock, Depositary Shares, Senior Debt Securities or Subordinated Debt Securities that provide for conversion or exchange into other securities or upon exercise of Warrants for such securities.
(8) Warrants may be sold separately or with Common Stock, Preferred Stock, or Depositary Shares, Senior Debt Securities or Subordinated Debt Securities. THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS
-----------------

                                   [IRT LOGO]

                              IRT PROPERTY COMPANY

                                  $300,000,000
               COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES,
                          DEBT SECURITIES AND WARRANTS
                             ---------------------
     IRT Property Company (the "Company" or "IRT") may offer and sell from time to time (i) shares of its common stock, par value $1.00 per share (the "Common Stock"), (ii) shares of one or more series of its preferred stock, par value $1.00 per share (the "Preferred Stock"), (iii) depositary shares representing entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specific series ("Depositary Shares"), (iv) one or more series of debt securities ("Debt Securities"), consisting of debentures, notes and/or other unsecured evidences of indebtedness, which may be unsubordinated ("Senior Debt Securities") or subordinated to certain other obligations of the Company ("Subordinated Debt Securities"), or (v) warrants to purchase any of the foregoing Common Stock, Preferred Stock, Depositary Shares, or Debt Securities (the "Warrants"). Any such securities (the "Securities") may be offered separately or together, in one or more separate classes or series, in amounts, at prices and on terms determined at the time of the offering, and described in one or more supplements to this Prospectus (each a "Prospectus Supplement").
     The specific terms of the particular Securities in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, any initial public offering price; (ii) in the case of Preferred Stock, the specific title, any distribution, liquidation, redemption, conversion, voting or other rights and any initial public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by such Depositary Shares; (iv) in the case of Debt Securities, the title, aggregate principal amount, denominations, maturity, rate, if any (which may be fixed or variable), or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, rank, any conversion or exchange rights, and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities; and (v) in the case of Warrants, the duration, offering price, exercise price and detachability features.
     The Offered Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate offering price to the public of the Offered Securities will be limited to $300,000,000. Any Prospectus Supplement relating to any Offered Securities will contain information concerning certain United States federal income tax considerations, if applicable, to such Offered Securities.
     The Offered Securities may be offered directly by the Company, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. No Offered Securities may be sold without delivery of the applicable Prospectus Supplement or a term sheet describing the method and terms of the offering of such series of Offered Securities. See "Plan of Distribution."
     The specific terms of the Offered Securities may include limitations and are subject to certain restrictions on ownership designed to preserve the Company's status as a real estate investment trust for federal income tax purposes. See "Risk Factors -- Ownership Limits and Certain Effects of Failing to Qualify as a REIT," Description of Common Stock -- Restriction on Ownership/REIT Qualification," "Description of Preferred Stock -- Restriction on Ownership," "Description of Depositary Shares -- Restriction on Ownership," "Description of Debt Securities -- Conversion and Exchange Rights," "Description of Warrants -- General," and "Certain Federal Income Tax Considerations Applicable to REITs."

     SEE "RISK FACTORS" ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------

THESE OFFERED SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                 THE DATE OF THIS PROSPECTUS IS MARCH 24, 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and are available at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information filed electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval ("EDGAR") System. In addition, the Company's Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "IRT." Reports, proxy statements, and other information concerning the Company may be inspected and copied at prescribed rates at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions of certain documents filed as exhibits to the Registration Statement are brief descriptions thereof and are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such document. For further information pertaining to the Company and the securities offered hereby, reference is made to such Registration Statement and the schedules and exhibits thereto, which may be inspected without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates.

     Certain financial and other information relating to the Company is contained in the documents indicated below under "Documents Incorporated by Reference."

         SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     Certain matters discussed under the captions "The Company," "Risk Factors," and elsewhere in this Prospectus, and certain information included in a Prospectus Supplement or incorporated by reference herein or therein, including, without limitation, demographic projections, strategic initiatives, competition for real property acquisitions, vacancy rates, retail sales and growth of tenants and potential tenants, and other factors may constitute forward-looking statements for purposes of the Securities Act and the Exchange Act, and as such may involve known and unknown risks. Uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause the actual results, performance or achievements of the Company to differ materially from the Company's expectations are disclosed or incorporated by reference in this Prospectus ("Cautionary Statements"), including, without limitation, those statements made in conjunction with the forward-looking statements included herein. All written and verbal forward-looking statements attributable to the Company are expressly qualified in their entirety by the Cautionary Statements.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; and

          (b) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-B, dated July 16, 1979, including all amendments or reports filed for the purpose of updating such description.

     Each document filed subsequent to the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

     The Company will furnish without charge to each person to whom this Prospectus is delivered (including any beneficial owner), upon his or her oral or written request, a copy of any or all of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into any of the documents incorporated by reference). Requests should be directed to W. Benjamin Jones III, Executive Vice President, IRT Property Company, 200 Galleria Parkway, Suite 1400, Atlanta, Georgia 30339, telephone number (770) 955-4406.

                                  THE COMPANY

     The Company is an owner, operator, developer and redeveloper of neighborhood and community shopping centers. Founded in 1969 and based in Atlanta, Georgia, IRT is a self-administered and self-managed real estate investment trust ("REIT"), with acquisition, development, redevelopment, financing, property management and leasing capabilities. In order to maintain its qualification as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), the Company must satisfy various tests, including tests related to the source and amount of its income, the nature of its assets, and its stock ownership. See "Risk Factors -- Ownership Limits and Certain Effects of Failing to Qualify as a REIT," "Description of Common Stock -- Restriction on Ownership/REIT Qualification" and "Certain Federal Income Tax Considerations Applicable to REITs."

     The Company focuses on neighborhood and community shopping centers, primarily in the Southeastern United States; however, the Company will consider portfolio acquisitions in other regions under circumstances which will allow it to establish and maintain a regional presence. Such focus allows and will allow the Company to establish and maintain strong working relationships with major national and regional retailers which serve such present and future regional markets. The Company's leading tenants include supermarkets such as Kroger, Publix, Delchamps/Jitney Jungle, Harris Teeter, Winn-Dixie and Food Lion; drug stores such as Eckerd, Rite Aid and CVS; and national retailers such as Wal-Mart and Kmart. The Company's principal executive offices are located at 200 Galleria Parkway, Suite 1400, Atlanta, Georgia 30339, and its telephone number is (770) 955-4406.

                                  RISK FACTORS

     An investment in the securities offered hereby involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this Prospectus before making a decision to purchase the securities offered hereby.

REAL ESTATE INVESTMENT CONSIDERATIONS

     Dependence on the Southeast and the Retail Industry. As of December 31, 1997, substantially all (99% on a cost basis) of the Company's investment portfolio was located in the Southeastern United States, and such investments consisted predominantly of community and neighborhood shopping centers. The Company's performance therefore is linked to economic conditions in the Southeast and in the local markets for retail space generally. The market for retail space has been adversely affected by the ongoing consolidation in the retail sector, the adverse financial condition of certain large companies in this sector and excess retail space in certain markets. To the extent that these conditions affect the market rents for retail space, they could result in a reduction of net income and funds from operations ("FFO") and cash required for debt service and distributions to shareholders.

     Financial Condition and Bankruptcy of Tenants. Since substantially all of the Company's income has been, and is expected to continue to be, derived from rental income from retail shopping centers, the Company's net income, FFO and cash required for debt service and distributions to shareholders could be adversely affected if a significant number of tenants were unable to meet their obligations to the Company or if the Company were unable to lease, on economically favorable terms, a material amount of space in its shopping centers. In addition, in the event of default by a tenant, the Company may experience delays and incur substantial costs in enforcing its rights as landlord.

     At any time, a tenant of the Company's properties may seek the protection of the bankruptcy laws, which could result in the rejection and termination of the tenant's lease. Such an event could cause a reduction of net income, FFO and cash required for debt service and distributions to shareholders. No assurance can be given that any tenant which has filed for bankruptcy protection will continue making payments under its lease, that additional tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will continue to make rental payments in a timely manner. In addition, tenants may, from time to time, experience a downturn in their business, which may weaken their financial condition and result in a reduction of, or failure to make, rental payments when due. If a lessee or sublessee defaults in its obligations to the Company, the Company may experience delays in enforcing its rights as lessor or sublessor and may incur substantial costs and significant delays associated with protecting its investment, including costs incurred in renovating and re-leasing the property.

     Vacancies and Lease Renewals; Tenant Closings. In the normal course of the Company's business, tenant leases at its properties routinely expire. Some of these lease expirations provide the Company with the opportunity to increase rentals or to lease such space to stronger tenants. In other cases, there may be no immediately foreseeable strong tenancy for the space, and the space may remain vacant for a longer period than anticipated or may be re-leased at less favorable rents. In certain instances, the tenant may, without violating the lease, elect to cease operations at the leased location. Although such tenant would continue to be responsible for its rental obligations, any percentage rents payable to the Company under such lease may no longer be due, and such closures could adversely affect the traffic to the related center and to other tenants. The Company and its properties are subject to competitive and economic conditions over which the Company has no control. Accordingly, there is no assurance that the effects of possible vacancies or lease renewals at the Company's properties may not reduce the rental income, net income, FFO and cash required for debt service and distributions to shareholders below levels anticipated by the Company.

     Possible Environmental Liabilities. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to sell or rent such property or to use such property as collateral in its borrowings.

     Phase I environmental site assessments (which generally did not include environmental sampling, monitoring or laboratory analysis) were obtained by the Company with respect to properties acquired by the Company from 1989 to the present. The Company has not commissioned independent environmental analyses with respect to properties acquired prior to 1989, except as required pursuant to a former secured revolving term loan. No assurance can be given that hazardous substances are not located on any of the Company's properties. However, other than as described in this Prospectus, any Prospectus Supplement, or the documents incorporated by reference herein, the Company has no knowledge that any environmental contamination has occurred nor that any violation of any applicable environmental law, statute, regulation or ordinance exists that would have a material adverse effect on the Company's results of operations, financial position or liquidity. The Company presently carries only limited insurance coverage for the types of environmental risks described above.

UNCERTAINTY OF MEETING ACQUISITION OBJECTIVES

     The Company continually seeks prospective acquisitions of additional shopping centers and portfolios of shopping centers which the Company believes can be purchased at attractive initial yields and/or which demonstrate the potential for revenue and cash flow growth through renovation, expansion, re-tenanting and re-leasing programs similar to those that the Company has undertaken historically. The Company also evaluates from time to time mergers and acquisitions with companies engaged in similar business. There can be no assurance that the Company will complete any potential acquisition or merger that it may evaluate. The evaluation process involves certain costs which are non-recoverable in the event the transactions are not consummated. In addition, notwithstanding the Company's criteria for evaluating and conducting due diligence with respect to potential acquisitions, there can be no assurance that any acquisition that is consummated will meet the Company's expectations.

COMPETITION

     The Company and its properties compete with numerous other real estate companies and retail properties, respectively. Other retail properties within the market areas of each of the Company's properties compete with the Company for tenants, and the number of such competitive retail properties could have a material effect on both the Company's ability to rent space at its properties and the amount of rents chargeable. Other real estate companies compete for development, redevelopment and acquisition opportunities, may be willing and able to pay more for such opportunities than the Company, and may increase the prices sought by sellers of such properties. Some of the Company's competitors have substantially greater resources than the Company.

OWNERSHIP LIMITS AND CERTAIN EFFECTS OF FAILING TO QUALIFY AS A REIT

     In order to maintain its qualification as a REIT, the Company must satisfy various tests, including tests related to the source and amount of its income, the nature of its assets, and its stock ownership. For example, not more than 50% in value of the outstanding shares of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code). To minimize the possibility that the Company will fail to qualify as a REIT under this test, the Company's Amended and Restated Articles of Incorporation (the "Articles") authorize the directors to take such action as may be required to preserve its qualification as a REIT and generally limit the ownership of shares by any particular shareholder. The ownership limits in the Articles may delay, defer or prevent a change in control of the Company. In addition, the ownership of the Company's assets must comply with certain asset tests that both limit the type of assets it may hold to certain types of real estate and other investment assets and limit the concentration of those assets in otherwise permitted investments. See "Certain Federal Income Tax Considerations Applicable to REITs."

     If the Company fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company will also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to shareholders because of the additional tax liability for the year or years involved. In addition, distributions would no longer be required to be made. See "Description of Common Stock -- Restriction on Ownership/REIT Qualification," "Description of Preferred Stock -- Restriction on Ownership," "Description of Depositary Shares -- Restriction on Ownership," "Description of Debt Securities -- Conversion and Exchange Rights," "Description of Warrants -- General," and "Certain Federal Income Tax Considerations Applicable to REITs."

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement for any offering of the Offered Securities, the net proceeds received by the Company from the sale of the Offered Securities will be used for general corporate purposes, which may include, without limitation, repayment of maturing obligations, redemption of outstanding indebtedness or other securities, financing future acquisitions and for working capital. Pending such use, the Company may temporarily invest the net proceeds or may use them to reduce short-term indebtedness. Any proposal to use proceeds from any offering of the Offered Securities in connection with an acquisition will be disclosed in the Prospectus Supplement relating to such offering.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The consolidated ratio of earnings to fixed charges for the Company including its consolidated subsidiaries is computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before extraordinary items and income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, amortization of debt costs, discounts and issue costs, whether expensed or capitalized, and preferred stock dividends.

     The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods shown:

                                                                 YEARS ENDED DECEMBER 31,
                                                             ---------------------------------
                                                             1993   1994   1995   1996   1997
                                                             -----  -----  -----  -----  -----
Ratio of Earnings to Fixed Charges.........................  2.20x  1.58x  1.86x  1.91x  2.63x

                          DESCRIPTION OF COMMON STOCK

     This summary of certain terms and provisions of the Common Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the Company's Articles and Bylaws, as amended (the "Bylaws"), which are exhibits to the Registration Statement of which this Prospectus is a part.

     The Company is authorized to issue an aggregate of 75,000,000 shares of Common Stock. As of December 31, 1997, there were 32,385,664 shares of Common Stock outstanding held by approximately 3,000 shareholders of record. All outstanding shares of Common Stock are fully paid and nonassessable. The Common Stock is listed on the NYSE under the symbol "IRT."

DIVIDENDS

     Subject to the preferences of holders of Preferred Stock, holders of Common Stock are entitled to dividends when, as, and if declared by the Board of Directors out of funds legally available therefor.

VOTING RIGHTS

     Except as otherwise provided by law or by the designation of the preferences, limitations and relative rights of any series of Preferred Stock, the voting power of the Company is held by the holders of Common Stock. Shareholders of the Company do not have preemptive rights. Each holder of Common Stock is entitled to cast one vote for each share held on all matters presented for a vote of shareholders. Cumulative voting for the election of directors is not permitted. When a quorum is presented at any meeting, the vote of the holders of a majority of the shares present, either in person or by proxy, shall decide any question properly brought before such meeting, except on matters where the Georgia Business Corporation Code requires the vote of the holders of a majority of all outstanding shares, such as amending the Articles. For a description of certain voting rights of Preferred Stock, see "Description of Preferred Stock -- Voting Rights."

RESTRICTION ON OWNERSHIP/REIT QUALIFICATION

     The Articles contain provisions restricting transfer of shares and authorizing the directors to call shares for purchase as appropriate to maintain the Company's qualification as a REIT under the Code. Among the requirements for REIT qualification, the Company must have at least 100 shareholders, and five or fewer individuals may not own directly or indirectly 50% or more of the value of the outstanding shares. In addition, 95% of the Company's gross annual income must come from qualifying sources, including principally "rents from real property," which excludes any rents received from any tenant which itself owns, or which is more than 10% owned by any individual who owns, more than 10% of the shares. The Articles authorize the directors to refuse to transfer shares and to call for the purchase of shares so as to prevent concentrations of ownership potentially disqualifying the Company as a REIT or potentially disqualifying income as "rents from real property." The Articles also void any purported transfer of shares which would result in ownership by less than 100 shareholders, or would result in five or fewer individuals directly or indirectly owning more than 50% of the value of the outstanding shares of the Company, or would result in any tenant or 10% or more owner of a tenant owning more than 10% of the Company; and the Articles further provide that the purported transferee of any such shares shall be deemed never to have had an interest therein or alternatively shall be deemed to have acquired and to be holding such shares for and on behalf of the Company. Any call for purchase of any shares pursuant to the aforesaid provisions of the Articles would most likely be from one or more holders of significant blocks whose concentrated ownership is considered by the directors to threaten the Company's REIT status.

LIQUIDATION AND DISSOLUTION

     In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, after payment has been made to the holders of each series of Preferred Stock of the full amount to which they are entitled pursuant to the Certificate of Designations of such series, the holders of shares of

Common Stock will be entitled to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets available for distribution to its shareholders.

OTHER

     Holders of Common Stock are not entitled to any preemptive or preferential right to purchase or subscribe for shares of capital stock of any class and have no conversion or sinking fund rights.

TRANSFER AGENT

     The transfer agent and registrar for shares of the Common Stock is SunTrust Bank, Atlanta, located in Atlanta, Georgia.

                         DESCRIPTION OF PREFERRED STOCK

     The following describes generally the terms of Preferred Stock. The particular terms of the Preferred Stock offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Preferred Stock so offered will be described in the related Prospectus Supplement. The following description of certain provisions of the Preferred Stock set forth below and in the Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designations relating to the particular series of Preferred Stock, which will be filed with the Commission at or prior to the time of the sale of such Preferred Stock.

GENERAL

     Under the Company's Articles, the Board of Directors is authorized without further shareholder action to adopt resolutions providing for the issuance of up to 10,000,000 shares of Preferred Stock, in one or more series (each, a "Series"), with such voting powers, if any (not to exceed one vote per share of Preferred Stock on any or all matters voted upon by shareholders of the Company), and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as may be determined by the Board of Directors. As of the date of this Prospectus, the Company has not designated or issued any Series of Preferred Stock.

     The Prospectus Supplement relating to the particular Series of Preferred Stock offered will describe the specific terms, including, where applicable:

          (1) the title, designation, number of shares and stated value of such Series;

          (2) the price at which such Series will be issued;

          (3) the dividend amount or rates (or method of calculation) and dates on which dividends shall be payable, whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

          (4) any redemption or sinking fund provisions;

          (5) whether shares of such Series are convertible or exchangeable and, if so, the securities or rights into which such shares of such Series of Preferred Stock are convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected;

          (6) if other than the currency of the United States of America, the currency or currencies including composite currencies in which shares of that Series are denominated and/or in which payments may be payable;

          (7) the method by which amounts in respect of such Series may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

          (8) the place or places where dividends and other payments on such Series are payable and the identity of the transfer agent, registrar and dividend disbursement agent for such Series; and

          (9) any additional dividend, liquidation, redemption, sinking fund, voting and other rights, preferences, privileges, limitations and restrictions.

     Unless otherwise specified in the Prospectus Supplement relating to a particular Series, each Series will rank on a parity in all respects with each other Series.

DIVIDENDS

     Holders of Preferred Stock will be entitled to receive cash dividends, as and if declared by the Board of Directors from funds of the Company legally available therefor, at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each dividend will be payable to holders of record as they appear on the stock books of the Company on the record dates fixed by the Board of Directors of the Company. Different series of the Preferred Stock may be entitled to dividends at different rates or based upon different methods of determination. Such rate may be fixed or variable or both. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the Prospectus Supplement relating thereto. Except as provided in the related Prospectus Supplement, no Series of Preferred Stock will be entitled to participate in the Company's earnings or assets.

RESTRICTION ON OWNERSHIP

     In order to safeguard the Company against an inadvertent loss of REIT status, the Preferred Stock designation will contain provisions restricting the ownership and transfer of Preferred Stock. Such restrictions will be described in the applicable Prospectus Supplement and will be referenced on the applicable Preferred Stock certificates. See "Risk Factors -- Ownership Limits and Certain Effects of Failing to Qualify as a REIT," "Description of Common
Stock -- Restriction on Ownership/REIT Qualification" and "Certain Federal Income Tax Considerations Applicable to REITs."

LIQUIDATION RIGHTS

     Unless otherwise stated in the applicable Prospectus Supplement, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each Series of Preferred Stock will be entitled to receive out of the Company's assets available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or any other class or Series of stock ranking junior to such Series, liquidating distributions in the amount stated or determined on the basis set forth in the related Prospectus Supplement plus all accrued and unpaid dividends up to the date fixed for distribution for the current dividend period and, if such series of the Preferred Stock is cumulative, for all accrued and unpaid dividend periods prior thereto, all as set forth in the Prospectus Supplement with respect to such shares. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to a series of Preferred Stock and any other shares of stock of the Company ranking as to any distribution on a parity with such series of Preferred Stock are not paid in full, the holders of such series of Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

REDEMPTION AND SINKING FUND

     The terms, if any, on which shares of a Series of Preferred Stock may be subject to optional or mandatory redemption, in whole or in part, or have the benefit of a sinking fund, will be set forth in the Prospectus Supplement relating to such series.

VOTING RIGHTS

     Except as indicated in the applicable Prospectus Supplement, or except as expressly required by Georgia law, holders of Preferred Stock will not be entitled to vote. In the event voting rights are granted to holders of

Preferred Stock, however, such holders will be limited to one vote per share of Preferred Stock on any matters on which holders of such Series are entitled to vote.

CONVERSION AND EXCHANGE RIGHTS

     The terms, if any, on which shares of any Series of Preferred Stock are convertible or exchangeable will be set forth in the related Prospectus Supplement. The Prospectus Supplement will describe the securities or rights into which such shares of Preferred Stock are convertible or exchangeable (which may include other Preferred Stock, Debt Securities, Common Stock, Depositary Shares or other securities or rights of the Company (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing. Such terms may include provisions for conversion, either mandatory, at the option of the holder, or at the option of the Company, in which case the consideration to be received by the holders of such Series would be calculated as of a time and in the manner stated in the Prospectus Supplement.

TRANSFER AGENT AND REGISTRAR

     The transfer agent, registrar and dividend disbursement agent for the Preferred Stock will be designated by the Company in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

     The Company may, at its option, elect to offer fractional interests in shares of a Series of Preferred Stock as Depositary Shares, rather than full shares of Preferred Stock. In such event, receipts ("Depositary Receipts") for such Depositary Shares, each of which will represent a fraction of a share of a particular Series of Preferred Stock, as described in the related Prospectus Supplement.

     Shares of any Series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and the depositary (the "Preferred Stock Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Preferred Stock Depositary with respect to such Depositary Shares. Subject to the terms of the Deposit Agreement, each holder of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, conversion or exchange, redemption, and liquidation rights, if any).

     Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to the Deposit Agreement and the Depositary Receipt to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of a Series of Preferred Stock to the record holders of Depositary Receipts relating to such Preferred Stock in proportion to the number of such Depositary Receipts owned by such holders on the relevant Record Date, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary. The Preferred Stock Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and the balance not so distributed shall be added to and treated as part of the next sum received by the Preferred Stock Depositary for distribution to record holders of Depositary Shares.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Shares in an equitable manner, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary, with the Company's approval, may sell such property and distribute the net proceeds from such sale to such holders.

     The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock shall be made available to the holders of Depositary Shares.

     Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption, or converted or exchanged), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the class or Series of Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related class or Series of Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from the redemption, in whole or in part, of such class or Series of Preferred Stock held by the Preferred Stock Depositary. The Preferred Stock Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Preferred Stock Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price and other amounts, if any per share payable with respect to such class or Series of Preferred Stock. Whenever the Company redeems Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined to be equitable by the Preferred Stock Depositary.

     From and after the date fixed for redemption, the Depositary Shares so called for redemption will no longer be outstanding, and all rights of the holders of the Depositary Shares will cease, except the right to receive the money, securities, or other property payable upon such redemption and any money, securities, or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Preferred Stock Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of a class or Series of Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares of such class or series of Preferred Stock. Each record holder of such Depositary Receipts on the record date (which will be the same date as the record date for the related class or Series of Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Shares representing such shares of Preferred Stock. The Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from the negligence or willful misconduct of the Preferred Stock Depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of related Preferred Stock as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

     The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company, except in connection with certain exchanges in connection with the preservation of the Company's status as a REIT. Nevertheless, if so specified in a Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by the holders thereof to the Preferred Stock Depositary with written instructions directing the Company to cause conversion of a class or a Series of Preferred Stock represented by the related Depositary Shares into whole shares of Common Stock, other shares of a class or Series of Preferred Stock of the Company or other shares of stock. The Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause such conversion utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a Depositary Receipt or Receipts will be issued for any Depositary Shares not converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion. See "Description of Common Stock -- Restriction on Ownership/REIT Qualification" and "Description of Preferred Stock -- Restriction on Ownership."

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may be amended at any time by agreement between the Company and the Preferred Stock Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights of holders of the underlying Preferred Stock will be ineffective, unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreement, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related class or series of Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of any outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

     The Deposit Agreement may be terminated by the Company upon not less than 30 days prior written notice to the Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each class or Series of Preferred Stock subject to such Deposit Agreement consents to such termination, whereupon the Preferred Stock Depositary consents to such termination and will deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts, together with any other property held by the Preferred Stock Depositary with respect to such Depositary Receipts. The Company has agreed that if the

Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list each class or Series of Preferred Stock issued upon surrender of the related Depositary Receipts on a national securities exchange. The Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares related thereto have been redeemed, (ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Receipts, or (iii) each share of the related Preferred Stock has been converted into stock not so represented by Depositary Shares.

CHARGES OF DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Depositary Agreement. The Company will pay the Preferred Stock Depositary's fees and charges in connection with the initial deposit of the Preferred Stock and issuance of Depositary Receipts, all withdrawals of Preferred Stock by owners of Depositary Shares and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay all other transfer and other taxes, governmental charges, and fees and charges of the Preferred Stock Depositary that are not expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary and such successor Preferred Stock Depositary's acceptance of the appointment. Such successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

RESTRICTION ON OWNERSHIP

     In order to safeguard the Company against an inadvertent loss of REIT status, the Deposit Agreement or the Certificate will contain provisions restricting the ownership and transfer of Depositary Shares. Such restrictions will be described in the applicable Prospectus Supplement and will be referenced on the applicable Depositary Receipts. See "Risk Factors -- Ownership Limits and Certain Effects of Failing to Qualify as a REIT," "Description of Common Stock -- Restriction on Ownership/REIT Qualification," "Description of Preferred
Stock -- Restriction on Ownership" and "Certain Federal Income Tax Considerations Applicable to REITs."

MISCELLANEOUS

     The Preferred Stock Depositary will forward all reports and communications from the Company which are delivered to the Preferred Stock Depositary and which the Company is required or otherwise determines to furnish to the holders of the Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing in good faith their duties thereunder (in the case of any action or inaction in the voting of a class or Series of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct. The Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares, Depositary Receipts or shares of any Preferred Stock represented thereby, unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The following sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of any Debt Securities offered and the extent, if any, to which such general provisions may not apply to such Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

     The Senior Debt Securities are to be issued under an indenture (the "Senior Indenture"), to be entered into between the Company and SunTrust Bank, Atlanta, as Trustee. The Subordinated Debt Securities are to be issued under an indenture (as supplemented or amended, the "Subordinated Indenture"), also to be entered into between the Company and SunTrust Bank, Atlanta, as Trustee. The term "Trustee" as used herein shall refer to SunTrust Bank, Atlanta, or such other bank or trust company as the Company may appoint as trustee pursuant to the terms of the applicable Indenture, in its or their capacity as Trustee for the Senior Debt Securities or the Subordinated Debt Securities, as appropriate. The forms of the Senior Indenture and the Subordinated Indenture (being sometimes referred to herein collectively as the "Indentures" and individually as an "Indenture") are filed as exhibits to the Registration Statement. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA") and may be supplemented from time to time following execution. The description of the Indentures and the Debt Securities issuable thereunder are summaries only, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities. All section and article references below are to sections of the Indentures, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indentures. Wherever reference is made to particular sections or defined terms of the Indentures, it is intended that such sections or defined terms shall be incorporated herein by reference.

     As of December 31, 1997, the Company had outstanding $28.5 million 7.3% Convertible Subordinated Debentures due 2003 (the "Convertible Debentures"), and $50 million aggregate principal amount of 7.25% Senior Notes due 2007, and $75 million aggregate principal amount of 7.45% Senior Notes due 2001 (together with the Senior Notes due 2007, the "Senior Notes"). SunTrust Bank, Atlanta serves as the trustee under the indentures pursuant to which such Convertible Debentures and Senior Notes were issued.

TERMS

     The Debt Securities will be direct, unsecured obligations of the Company. The indebtedness represented by the Senior Debt Securities will rank equally with all other unsecured and unsubordinated debt of the Company. The indebtedness represented by the Subordinated Debt Securities will rank junior and subordinate in right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to the prior payment in full of the Senior Debt of the Company, as described under "Subordination."

     Each Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in, or pursuant to authority granted by, a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to such Indenture. Debt Securities may be issued with terms different from those of Debt Securities previously issued (Section
301).

     Each Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee (Section 101 and Section 609), and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     Reference is made to the applicable Prospectus Supplement relating to a particular series of Debt Securities being offered thereby for the specific terms thereof, including, but not limited to:

          (1) the title of such Debt Securities and whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities;

          (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) the percentage of the principal amount at which the Debt Securities of the series will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

          (4) the terms, if any, by which such securities may be convertible into or exchangeable for Common Stock, Preferred Stock, or other securities or property of the Company;

          (5) if convertible or exchangeable, any applicable limitations on the ownership or transferability of the securities or property into which such Debt Securities are convertible or exchangeable;

          (6) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable and the amount of principal payable thereon;

          (7) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined;

          (8) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the Interest Payment Dates (as defined in the Indenture) on which any such interest will be payable, the Regular Record Dates (as defined in the Indenture) if any, for such Interest payable on any Registered Security on any Interest Payment Date, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;

          (9) the place or places where the principal of (and premium or Make-Whole Amount, as defined in the Indenture, if any), interest, if any, on and Additional Amounts (as defined in the Indenture), if any, payable in respect of such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration or transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

          (10) whether such Debt Securities will be in registered ("Registered Debt Securities") or bearer ("Bearer Debt Securities") form, and the terms and conditions relating thereto, and if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000;

          (11) if other than the Trustee, the identity of each Security Registrar and/or Paying Agent;

          (12) the period or periods within which, the price or prices (including premium or Make-Whole Amount, if any) at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the other terms and conditions upon which, such Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company has such an option;

          (13) the obligation, if any, of the Company to redeem, repay or purchase Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date or dates on which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the other terms and conditions upon which Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

          (14) if other than in United States dollars, the currency or currencies in which such Debt Securities are being sold and are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (15) whether the amount of payment of principal of (and premium or Make-Whole Amount, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units, composite currency or currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined;

          (16) whether the principal of (and premium or Make-Whole Amount, if any) or interest or Additional Amounts, if any, on such Debt Securities are to be payable, at the election of the Company or a Holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be payable;

          (17) provisions, if any, granting special rights to the Holders of such Debt Securities upon the occurrence of such events as may be specified;

          (18) any addition to, modifications of or deletions from the terms of such Debt Securities of or within the Series, with respect to the Events of Default or covenants, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the applicable Indenture;

          (19) whether such Debt Securities will be issued in certificated or book-entry form and the terms and conditions related thereto, including whether any such Debt Securities will be issued in temporary and/or permanent global form, and if so, whether beneficial owners of interests in any such permanent global Debt Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in Section 305 of the Indenture, and, if Debt Securities of or within the series are to be issuable as a global Debt Security, the identity of the depositary for such series;

          (20) the date as of which any temporary global Debt Security representing Outstanding Securities of or within the series shall be dated if other than the date of original issuance of the first Debt Security of the series to be issued;

          (21) if the Debt Securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary global Debt Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

          (22) if the Debt Securities of or within the series are to be issued upon the exercise of debt warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

          (23) the extent to which the Debt Securities of or within the series are subordinated to other indebtedness; and

          (24) any other terms of the Debt Securities of or within the series or of any Guarantees issued concurrently with such Debt Securities not inconsistent with the provisions of the applicable Indenture;

          (25) the applicability, if any, of the defeasance and covenant defeasance provisions of the Indenture;

          (26) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay Additional Amounts, if any, as contemplated in the applicable Indenture on such Debt Securities to any Holder who is not a United States person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of paying such Additional Amounts (and the terms of any such option);

          (27) any other covenant or warranty included for the benefit of the Debt Securities in addition to (and not inconsistent with) those included in the Indenture for the benefit of Debt Securities of all series, or any other covenant or warranty included for the benefit of the Debt Securities in lieu of any covenant or warranty included in the Indenture for the benefit of Debt Securities of all series or any provision that any covenant or warranty included in the Indenture for the benefit of Debt Securities of all series shall not be for the benefit of the Debt Securities, or any combination of such covenants, warranties or provisions;

          (28) the proposed listing, if any, of the Debt Securities on any securities exchange; and

          (29) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301).

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof as a result of the occurrence and continuation of an Event of Default ("Original Issue Discount Securities") (Section 502). Any special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Debt Securities may be issued, from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any Interest Payment Date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such Debt Securities may receive a principal amount on any principal payment date, or a payment of interest on any Interest Payment Date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency or currencies, commodity, equity index or other factors. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable Prospectus Supplement.

     All Debt Securities of any one series shall be substantially identical, except, in the case of Debt Securities issued in global form, as to denomination and except as may otherwise be provided in or pursuant to such resolution of the Board of Directors or in any indenture supplemental to the Indenture. All Debt Securities of any one series need not be issued at the same time and unless otherwise provided, a series may be reopened, without the consent of the Holders, for issuances of additional Debt Securities of such series.

     The Indentures do not contain any provisions that limit the Company's ability to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company. However, restrictions on ownership and transfers of the Company's Common Stock and Preferred Stock, designed to preserve the Company's status as a REIT, may prevent or hinder a change of control.

     Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

GUARANTEES

     The Debt Securities may be unconditionally and irrevocably guaranteed by Guarantees from Company Subsidiaries, on a senior or subordinated basis, which will guarantee the due and punctual payment of principal of, premium, if any, and interest on such Debt Securities, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable whether at a maturity date, by declaration of acceleration, call for redemption or otherwise. The applicability and terms of any such Guarantee relating to a series of Debt Securities will be set forth in the Prospectus Supplement relating to such Debt Securities.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples thereof, and Debt Securities of any series issued in bearer form will be issuable in denominations of $5,000 and integral multiples thereof. (Section 302).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest, if any, on any series of Debt Securities will be payable in the currency designated in the Prospectus Supplement at the corporate trust office of the Trustee, initially located at 58 Edgewood Avenue, 4th Floor, Atlanta, Georgia 30303, in the case of each of the Senior Debt Securities and the Subordinated Debt Securities, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person (as defined in the Indentures) entitled thereto as it appears in the Security Register for such series or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 305, 307 and 1002). The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment (as defined in the Indentures) for such series. All monies paid by the Company to a Paying Agent for the payment of principal of and premium, if any, and interest, if any, on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the Holder of such Offered Debt Security will thereafter look only to the Company for payment thereof (Section 1003).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable Trustee, notice whereof shall be mailed to each Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture (Section 101 and 307).

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor, of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange at the corporate trust office of the applicable Trustee referred to above. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

     Neither the Company nor any Trustee shall be required to: (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing or publication of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; (iii) exchange any Bearer Debt Security selected for redemption, except that such a Bearer Debt Security may be exchanged for a Registered Debt Security of that series and like tenor, provided that such

Registered Debt Security shall be simultaneously surrendered for redemption or exchange; or (iv) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security which is not to be so repaid in whole or in part (Section 305).

GLOBAL DEBT SECURITIES

     Debt Securities of a series may be issued in whole or in part in the form of one or more fully registered global securities ("Global Securities") that will be deposited with a depositary (a "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series and registered in the name of the Depositary or a nominee thereof. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Global Security or Securities. Global Securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company, as Depositary. Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole for Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to any series of Debt Securities represented by a Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that, except as provided in the related Prospectus Supplement, the following provisions will apply to depositary arrangements.

     Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary for such Global Security ("Participants") or persons that may hold interests through Participants. Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the Participants' accounts with the respective principal amounts of the Debt Securities represented by such Global Security beneficially owned by such Participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in an offering of such Debt Securities or by the Company or the Trustee if such Debt Securities are offered directly by the Company. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons holding through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Securities.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as set forth below or in a Prospectus Supplement, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the Depositary's procedures for such Global Security and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, the Depositary for such Global Security would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize beneficial owners owning through such Participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal of, premium or Make-Whole Amount, if any, and any interest, if any, on, or any Additional Amounts payable with respect to Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owners of such Global Security. None of the Company, the Trustee, the Paying Agent or the Registrar or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium, Make-Whole Amounts, interest or Additional Amount in respect of such Global Security, will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Global Security as shown on the records of such Depositary. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants.

     If the Depositary for any Debt Securities represented by a Global Security is at any time unwilling, unable or ineligible to continue as Depositary, and a successor Depositary is not appointed by the Company within 90 days, the Company will issue such individual Debt Securities in definitive form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in a definitive form in exchange for all of the Global Security or Securities representing such Debt Securities. Any Debt Securities issued in definitive form in exchange for a Global Security will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from Participants with respect to ownership of beneficial interests in such Global Security.

     Bearer Debt Securities of a series may also be issued in the form of one or more global Securities (a "Bearer Global Security") that will be deposited with a depositary such as Euroclear and CEDEL, or with a nominee for such depositary identified in the Prospectus Supplement relating to such series. The specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of Debt Securities in definitive form in exchange for a Bearer Global Security, with respect to any portion of a series of Debt Securities to be represented by a Bearer Global Security will be described in the Prospectus Supplement relating to such series.

MERGER, CONSOLIDATION OR SALE

     The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, trust or entity provided that: (i) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall be an entity organized under the laws of any United States or a state thereof and expressly assumes by supplemental indenture the due and punctual payment of the principal of (and premium or Make-Whole Amount, if any) and interest (including any Additional Amounts), if any, on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (ii) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (iii) an Officer's Certificate and a legal opinion covering such conditions are delivered to the Trustee. (Sections 801 and 803).

     This covenant would not apply to any recapitalization transaction, a change of control of the Company or a highly leveraged transaction unless such transactions or change of control were structured to include a merger, consolidation or transfer or lease of the Company's assets substantially as an entirety. Except as may be described in a Prospectus Supplement applicable to a particular series of Debt Securities, there are no covenants or other provisions in the Indentures providing for a put right or increased interest or that would otherwise afford holders of Debt Securities additional protection in the event of a recapitalization transaction, a change of control of the Company or a highly leveraged transaction.

CERTAIN COVENANTS

     Existence. Except as permitted above under "Merger, Consolidation or Sale," the Company will do or cause to be done all things necessary to preserve and keep in full force and effect the existence, rights (charter and statutory) and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries as a whole, and that the loss thereof is not disadvantageous in any material respect to the holders of the Debt Securities of any series (Section 1005).

     Maintenance of Properties. The Company will cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its Subsidiaries shall not be prevented from selling or otherwise disposing of their properties in the ordinary course of business (Section 1006).

     Insurance. The Indentures require the Company and each of its Subsidiaries to keep all of their insurable properties insured against loss or damage with commercially reasonable amounts and types of insurance provided by insurers of recognized responsibility (Section 1007).

     Payment of Taxes and Other Claims. The Company will pay or discharge, or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company and its Subsidiaries shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1008).

     Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, within 15 days of each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the Commission pursuant to such Sections 13 and 15(d) if the Company were so subject, (i) file with the applicable Trustee copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, and (ii) promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to a Holder or any prospective Holder (Section 1009).

     Waiver of Certain Covenants. The Company may omit to comply with any term, provision or condition of the foregoing covenants, and with any other term, provision or condition with respect to the Debt Securities of any series specified in Section 301 of the Indentures (except any such term, provision or condition which could not be amended without the consent of all Holders of Debt Securities of such series), if before or after the time for such compliance, the Holders of at least a majority in principal amount of all outstanding Debt Securities of such series, by act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition, except to the extent so expressly waived, and until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect (Section 1012).

     Additional Covenants. Any additional covenants with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Except as otherwise provided in a Prospectus Supplement with respect to a particular series of Debt Securities, each Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest or Additional Amounts, if any, payable on any Debt Security of such series; (ii) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series when due, either at maturity, redemption or otherwise; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance or breach of any other covenant of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (v) default under a bond, debenture, note, mortgage or instrument or other evidence of indebtedness for money borrowed by the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor) having a principal amount outstanding in excess of $10,000,000 (other than indebtedness which is non-recourse to the Company or the Subsidiaries), whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled within 60 days after written notice to the Company as provided in the Indenture; (vi) certain events of bankruptcy, insolvency or reorganization or court appointment of a receiver, liquidator or appointment of a trustee for the Company or any Significant Subsidiary or for all or substantially all of the property of either; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501). The term "Significant Subsidiary" means each significant subsidiary, as defined under Regulation S-X promulgated under the Securities Act) of the Company.

     If an Event of Default under an Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such affected series (voting as a single class) may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of, and premium or Make-Whole Amount, if any, on all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest, and any Additional Amounts, on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (ii) all Events of Default, other than the nonpayment of accelerated principal (or a specified portion thereof and the premium or Make-Whole Amount, if any) or interest, with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in the

Indenture (Section 502). Each Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts, if any, on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holders of each Outstanding Debt Security affected thereby (Section 513).

     The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts, if any, on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers (as defined in the Indentures) of such Trustee consider such withholding to be in the interest of such Holders (Section 601).

     Each Indenture provides that no Holder of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section
507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any) and interest if any, on or Additional Amounts, if any, payable with respect to, such Debt Securities at the respective due dates thereof (Section 508).

     Subject to provisions in each Indenture relating to its duties in case of default, the Trustee is not under an obligation to exercise any of its rights or powers under such Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602). Subject to such provisions for the indemnification of the Trustee, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under each Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

     Within 120 days after the close of each fiscal year, the Company must deliver to each Trustee a certificate, signed by one of several specified officers, stating such officer's knowledge of the Company's compliance with all the conditions and covenants under the applicable Indenture and, in the event of any noncompliance, specifying such noncompliance and the nature and status thereof (Section 1010).

MODIFICATION OF THE INDENTURES

     Modifications and amendments of the provisions of an Indenture applicable to any series may be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (i) change the Stated Maturity (as defined in the Indentures) of the principal of (or premium or Make-Whole Amount, if any), or any installment of principal of or interest or Additional Amounts, if any, payable on, any such Debt Security, (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount, payable on redemption of or any Additional Amount, if any, payable with respect to any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security or Make-Whole Amount, if any, that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security, (iii) change the Place of Payment where, or the currency or currencies, currency units or composite currency or currencies in which payment of the principal of (and Premium or Make-Whole Amount, if any), or interest on, or any Additional Amounts payable with respect to, any such Debt Security, is payable, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security on or after the stated maturity thereof, (v) reduce the percentage of the Holders of outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture, or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

     The Holders of not less than a majority in principal amount of Outstanding Debt Securities issued under either Indenture have the right to waive compliance by the Company with certain covenants in such Indenture (Section 1012).

     Modifications and amendments of an Indenture may be made by the Company and the respective Trustee thereunder without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under such Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in such Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to add, change or eliminate any provisions of an Indenture, provided that any such addition, change or elimination shall become effective only when there are no Outstanding Debt Securities of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion or exchange of such Debt Securities into Common Stock, Preferred Stock or other securities or property of the Company; (viii) to provide for the acceptance or appointment of a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee;
(ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series issued under such Indenture; (x) to close an Indenture with respect to the authentication and delivery of additional series of Debt Securities or to qualify, or maintain qualification of, an Indenture under the TIA; or (xi) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

SUBORDINATION

     The terms and conditions, if any, upon which Debt Securities are subordinated to other indebtedness will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include a description of the indebtedness ranking senior to a series of Debt Securities. Unless otherwise indicated in a Prospectus Supplement for a particular series of Subordinated Debt Securities, the following subordination provisions will apply to Subordinated Debt Securities.

     Upon any distribution to creditors of the Company in a liquidation, dissolution, bankruptcy, insolvency or reorganization, the payment of the principal of and interest (and premium, if any) on the Subordinated Debt Securities will be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Debt (Sections 1701 and 1702 of the Subordinated Indenture), but the obligation of the Company to make payment of the principal of and interest on the Subordinated Securities will not otherwise be affected (Section 1708 of the Subordinated Indenture). No payment of principal or interest (and premium, if any) may be made on the Subordinated Debt Securities at any time in the event there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default and the Company receives notice of the default (Section 1703 of the Subordinated Indenture). The Company may resume payments on the Subordinated Debt Securities when the default is cured or waived if the subordination provisions of the Subordinated Indenture otherwise permit payment at that time (Section 1703 of the Subordinated Indenture). After all Senior Debt is paid in full and until the Subordinated Debt Securities are paid in full, Holders of such Subordinated Debt Securities will be subrogated to the rights of holders of Senior Debt to the extent that payments otherwise payable to Holders have been made to holders of Senior Debt (Section 1707 of the Subordinated Indenture). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than Holders of the Subordinated Securities.

     There is no limit on the amount of Senior Debt that the Company may incur. At December 31, 1997, Senior Debt of the Company aggregated approximately $139.4 million. There are no restrictions in the Subordinated Indenture upon the creation of additional Senior Debt or other indebtedness.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Under each Indenture, the Company may discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest and any Additional Amounts payable to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401).

     Each Indenture provides that, if the provisions of Article Fourteen thereof are made applicable to the Debt Securities of or within any series pursuant to
Section 301 of such Indenture, the Company may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold monies for payment in trust) ("defeasance") (Section 1402) or (ii) to be released from its obligations with respect to such Debt Securities under Sections of each Indenture described under "Certain Covenants" or, if provided pursuant to Section 301 of each Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any) and interest and any Additional Amounts on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Company has delivered to the applicable Trustee an Opinion of Counsel (as specified in each Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax laws occurring after the date of such Indenture (Section 1404).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency (as defined in the Indentures) in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(i) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of either Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest and any Additional Amounts on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405).

     Unless otherwise provided in a Prospectus Supplement, "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency issued by the government of one or more countries other than the United States both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, or (ii) the ECU, both within the European Monetary System and for the settlement of transactions by public in situations of or within the European Community, or (iii) any currency unit or composite currency for the purposes for which it was established (Section 101). Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium or Make-Whole Amount, if any) and interest and any Additional Amounts on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in United States dollars.

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "Events of Default, Notice and Waiver" with respect to Sections 1004 to 1009, inclusive, of either Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause (vii) under "Events of Default, Notice and Waiver" with respect to a covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity, but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION AND EXCHANGE RIGHTS

     The terms on which Debt Securities of any series are convertible into or exchangeable for Common Stock, Preferred Stock or other securities or property of the Company will be set forth in the Prospectus Supplement relating thereto. Such terms shall include the conversion or exchange price or rate (or manner of calculation thereof), the exchange or conversion period, provisions as to whether conversion or exchange is mandatory, or voluntary at the option of the Holder or at the option of the Company, any restrictions on conversion or exchange in the event of redemption of such Debt Securities and any restrictions on conversion or exchange, including restrictions directed at maintaining the Company's REIT status, and may include provisions pursuant to which the number of shares of Common Stock, Preferred Stock or other securities or property of the Company to be received by the Holders of Debt Securities would be calculated according to the market price of Common Stock, Preferred Stock or other securities or property of the Company as of a time stated in the Prospectus Supplement. The conversion or exchange price or prices, or rate or rates of any Debt Securities of any series that are convertible into Common Stock or Preferred Stock of the Company may be adjusted for any stock dividends, stock splits, reclassification, combinations or similar transactions, as set forth in the applicable Prospectus Supplement (Article Sixteen).

GOVERNING LAW

     The Indentures are governed by and shall be construed in accordance with the laws of the State of Georgia.

REDEMPTION OF DEBT SECURITIES

     The Indentures provide that the Debt Securities may be redeemed at any time at the option of the Company, in whole or in part. Debt Securities may also be subject to optional or mandatory redemption on terms and conditions described in the applicable Prospectus Supplement.

     From and after notice has been given as provided in the Indenture, if funds for the redemption of any Debt Securities called for redemption shall have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the Holders of the Debt Securities will be to receive payment of the Redemption Price.

                            DESCRIPTION OF WARRANTS

GENERAL

     The Company may issue Warrants to purchase Common Stock, Preferred Stock, Depositary Shares, Debt Securities or any combination thereof (collectively, the "Underlying Warrant Securities") such Warrants may be issued independently or together with any such Underlying Warrant Securities and may be attached or separate from such Underlying Warrant Securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the related Prospectus Supplement ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement are set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of any Warrants in respect of which this Prospectus is being delivered, including the following: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the currency or currencies, including composite currencies or currency units, in which the price of such Warrants may be payable; (v) the designation and terms of the Underlying Warrant Securities purchasable upon exercise of such Warrants;
(vi) the price at which and the currency or currencies, including composite currencies or currency units, in which the Underlying Warrant Securities purchasable upon exercise of such Warrants may be purchased; (vii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (viii) whether such Warrants will be issued in registered form or bearer form; (ix) if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) if applicable, the date on and after which such Warrants and the related Underlying Warrant Securities will be separately transferable; (xi) information with respect to book-entry procedures, if any; (xii) if applicable, a discussion of certain United States federal income tax considerations; and (xiii) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants, including restrictions directed at maintaining the Company's REIT status.

     Warrant certificates may be exchanged for new warrant certificates of different denominations, and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the respective Underlying Warrant Securities purchasable upon such exercise.

                              PLAN OF DISTRIBUTION

     The Company may offer and sell the Offered Securities to or through underwriters or dealers, and also may offer and sell the Offered Securities directly to other purchasers, or through designated agents or any combination. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Sales of Offered Securities offered pursuant to a Prospectus Supplement may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions set forth in any Prospectus Supplement.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the principal amount of Offered Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such Prospectus

Supplement. Institutions with which Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts. A commission indicated in the Prospectus Supplement will be paid to agents and underwriters soliciting purchases of Offered Securities pursuant to Contracts accepted by the Company. Agents and underwriters shall have no responsibility in respect of the delivery or performance of Contracts.

     In connection with the sale of Offered Securities, underwriters may receive compensation from the Company or from purchasers of the Offered Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Company, and any profit on the resale of the Offered Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

     Unless otherwise specified in a related Prospectus Supplement, each series of the Offered Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company may elect to list any of the other Offered Securities on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of the Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Offered Securities.

     Under agreements the Company may enter into, underwriters, dealers and agents who participate in the distribution of the Offered Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company in the ordinary course of business.

         CERTAIN FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO REITS

     The provisions of the Code pertaining to REITs are highly technical and complex. The following is a very general summary of certain provisions which currently govern the federal income tax treatment of the Company and its shareholders. For the particular provisions which govern the federal income tax treatment of the Company and its shareholders, reference is made to Sections 856 through 860 of the Code and the Treasury Regulations promulgated thereunder. The following summary is qualified in its entirety by such reference. This discussion does not address any state tax considerations or issues that arise as a result of investors' special circumstances or special status under the Code.

     INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY ARISING UNDER FEDERAL LAW AND THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION. FOREIGN INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY INCLUDING THE POSSIBILITY OF U.S. INCOME TAX WITHHOLDING ON COMPANY DISTRIBUTIONS.

GENERAL

     The Company believes that it is organized and has operated, and the Company intends to continue to operate, in such a manner as to qualify as a REIT under the Code. Although management of the Company believes it was organized, has operated and is operating in such a manner, no assurance can be given that the Company has so qualified or that it will at all times so qualify.

TAXATION OF THE COMPANY

     So long as the Company qualifies for taxation as a REIT and distributes at least 95% of its REIT taxable income (computed without regard to net capital gain or the dividends paid deduction) for its taxable year to its shareholders, it generally will not be subject to federal income tax with respect to income which it distributes to its shareholders. However, the Company may be subject to federal income tax under certain circumstances, including taxes at regular corporate rates on any undistributed REIT taxable income, the "alternative minimum tax" on its items of tax preference, and taxes imposed on income and gain generated by certain transactions.

QUALIFICATION

     To qualify as a REIT under the Code for a taxable year, the Company must meet certain organizational and operational requirements, which generally require it to be a passive investor in operating real estate and to avoid excessive concentration of the ownership of its capital stock. First, the Company must be managed by one or more trustees or directors. Second, the beneficial ownership of the Company must be evidenced by transferable shares or by transferable certificates of beneficial ownership. Third, the Company must be taxable as a domestic corporation but for the REIT requirements. Fourth, the Company must not be either a financial institution or an insurance company subject to certain provisions of the Code. Fifth, the beneficial ownership of the Company must be held by 100 or more persons. Sixth, during the last half of each taxable year, not more than 50% in value of the outstanding stock of the Company may be owned, directly or indirectly, and with the application of certain ownership attribution rules, by five or fewer individuals. Seventh, the Company must have filed an election to be taxed as a REIT on its current or prior income tax return and must not have revoked such election. Eighth, the Company must satisfy certain gross income tests and asset tests, as described below. The Code provides that the first four conditions must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months.

INCOME TESTS

     In order to maintain qualification as a REIT, the Company annually must satisfy two gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property, including investments in other REITs or mortgages on real property (including "rents from real property" (as defined in the Code) and, in certain circumstances, interest). Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest, and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Certain other tests applied to REITs for years ending on or before December 31, 1997.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under a certain provision of the Code. This relief provision generally will be available if (i) the Company's failure to meet these tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches a schedule of the nature and amount of each item of income to its Federal income tax return and (iii) the inclusion of any incorrect information on such schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of this relief provision. Even if this relief provision applies, a 100% tax would be imposed with respect to the portion of the Company's taxable income that fails the 75% or 95% gross income test.

ASSET TESTS

     At the close of each quarter of its taxable year, the Company also must satisfy four tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash and cash items (including receivables), and government securities. Second, no more than 25% of the value of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, not more than 5% of the value of the Company's assets may consist of securities of any one issuer (other than those securities includible in the 75% asset test). Fourth, not more than 10% of the outstanding voting securities of any one issuer may be held by the Company (other than those securities includible in the 75% asset test).

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

ANNUAL DISTRIBUTION REQUIREMENTS

     In order to be taxed as a REIT, the Company is required to make distributions (other than capital gain distributions) to its shareholders in an amount at least equal to (a) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends-paid deduction and the Company's capital gain) and (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus
(b) the sum of certain items of non-cash income. Such distributions generally must be paid in the taxable year to which they relate. Dividends paid in the subsequent year may be treated as if paid in the prior year for purposes of such prior year's 95% distribution requirement if applicable criteria are satisfied. Even if the Company satisfies the foregoing distribution requirements, the Company will be subject to tax on amounts not distributed at regular capital gains or ordinary corporate tax rates to the extent that it does not distribute all of its net capital gain or "REIT taxable income." Furthermore, if the Company should fail to distribute during each calendar year at least the sum of
(a) 85% of its ordinary income for that year, (b) 95% of its capital gain net income for that year, and (c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, if the Company should acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and the Company subsequently recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which the asset was acquired by the Company, then such gain will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the Internal Revenue Service ("IRS"), and the Company will be required, pursuant to guidance issued by the IRS, to distribute at least 95% of the built-in gain (after tax), if any, recognized on the disposition of the asset.

FAILURE TO QUALIFY

     If the Company fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company also will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to shareholders because of the additional tax liability for the year or years involved. In addition, distributions would no longer be required to be made. To the extent that distributions to shareholders would have been made in anticipation of the Company's qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. The failure to qualify as a REIT also would constitute a default under certain debt obligations of the Company.

     The failure to qualify as a REIT would have a material adverse effect on an investment in the Company as the taxable income of the Company would be subject to federal income taxation at corporate rates, and, therefore, the amount of cash available for distribution to its shareholders would be reduced or eliminated.

DISTRIBUTIONS TO SHAREHOLDERS

     Distributions to the Company's shareholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of the Company's positive current and accumulated earnings and profits and, to that extent, will be taxable to the shareholders as ordinary income. These distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Company makes a distribution in excess of its positive current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the shareholder's stock, and then the distribution in excess of such basis will be taxable as gain from the sale or exchange of property. Dividends declared by the Company in October, November, or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholders on December 31 of the year, provided that the dividends are actually paid by the Company during January of the following calendar year. U.S. shareholders are not allowed to include on their own Federal income tax returns any tax losses of the Company.

     Distributions to shareholders that are properly designated by the Company as capital gain distributions will be treated as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the shareholder has held his or her stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

     Pursuant to the Taxpayer Relief Act of 1997 (the "Taxpayer Relief Act") and beginning with the Company's taxable year that will end December 31, 1998, the Company may elect to retain and pay income tax on net long-term capital gain that it received during the tax year. If such election is made, (i) the shareholders will include in their income their proportionate share of the undistributed long-term capital gains as designated by the Company; (ii) the shareholders will be deemed to have paid their proportionate share of the tax, which would be credited or refunded to such shareholders, and (iii) the basis of the shareholders' shares will be increased by the amount of the undistributed long-term capital gains (less the amount of capital gains tax paid by the Company) included in such shareholders' long-term capital gains.

     As a result of the changes made to the capital gain rates by the Taxpayer Relief Act, the IRS issued Notice 97-64 outlining (i) when a REIT may designate its dividends as either a 20% rate gain distribution, an unrecaptured section 1250 gain distribution, or a 28% rate gain distribution and (ii) how to calculate the amount of such distributions, which may be subject to certain deferral or bifurcation adjustments. When a REIT designates a distribution as a capital gain dividend, which is attributable to a taxable year ending after May 7, 1997, for purposes of the annual distribution requirement, the REIT also may designate such dividend as a 20% rate gain distribution, as unrecaptured section 1250 gain distribution, or as a 28% rate gain distribution. Where no such designation is provided, the dividend will be treated as a 28% rate gain distribution. These additional designations by the REIT are effective only to the extent that they do not exceed certain limitations. For example, the maximum amount of each distribution that can be classified as either a 20% rate gain distribution, an unrecaptured section 1250 gain distribution, or a 28% rate gain distribution must be calculated in accordance with the Code and the IRS Notice.

DISPOSITION OF SHARES

     In general, shareholders will realize capital gain or loss on the disposition of the Company's stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition, and (ii) such shareholders' adjusted basis in such stock. Losses incurred on the sale or exchange of the stock held for less than six months (after applying certain holding period rules) will be deemed long-term capital loss to the extent of any capital gain dividends received by the selling shareholder from those shares. As a result of the Taxpayer Relief Act, the maximum rate of tax on net capital gains on individuals, trusts, and estates from the sale or exchange of assets held for more than 18 months has been reduced to 20%. For 15% percent bracket taxpayers, the maximum rate on net capital gains is reduced to 10%. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation with respect to such property. Long-term capital gain allocated to shareholders by the Company will be subject to the 25% rate to the extent that the gain does not exceed depreciation on real property sold by the Company. The maximum rate of capital gains tax for capital assets held more than one year but not more than 18 months remains at 28%. The taxation of capital gains of corporations was not changed by the Taxpayer Relief Act.

PROPOSED LEGISLATION

     President Clinton proposed legislation that includes proposals regarding the taxation of REITs that could affect the Company. In the event that this or any other proposed legislation would become effective, this could have an adverse effect on the way the Company conducts its business. Any such changes potentially having a material effect on the Company will be discussed in the applicable Prospectus Supplement.

                                 LEGAL OPINIONS

     Unless otherwise indicated in the applicable Prospectus Supplement, the legality and validity of the Offered Securities, as well as certain federal income tax matters, will be passed upon for the Company by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

     The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

             ======================================================

  NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE DOCUMENTS INCORPORATED OR DEEMED INCORPORATED HEREIN IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Special Cautionary Notice Regarding
  Forward-Looking Statements..........    2
Documents Incorporated by Reference...    3
The Company...........................    4
Risk Factors..........................    4
Use of Proceeds.......................    6
Consolidated Ratios of Earnings to
  Fixed Charges.......................    6
Description of Common Stock...........    7
Description of Preferred Stock........    8
Description of Depositary Shares......   10
Description of Debt Securities........   14
Description of Warrants...............   28
Plan of Distribution..................   28
Certain Federal Income Tax
  Considerations Applicable to
  REITs...............................   29
Legal Opinions........................   33
Experts...............................   33

             ======================================================
             ======================================================

                              IRT PROPERTY COMPANY
                              --------------------
                                   PROSPECTUS
                              --------------------
                                 MARCH 24, 1998

             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Estimate of expenses of issuance and distribution:
Registration Fee............................................  $88,500
Cost of Printing............................................        *
Legal Fees..................................................        *
Accounting Fees.............................................        *
Blue Sky Fees and Expenses..................................        *
New York Stock Exchange Listing.............................        *
Miscellaneous...............................................        *
                                                              -------
          Total.............................................  $     *
                                                              =======

---------------

* To be filed by amendment or Rule 424 filing.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Georgia Business Corporation Code (the "GBCC") permits, under certain circumstances, the indemnification of officers, directors, employees and agents of a corporation with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party by reason of his or her action in such capacity for, or at the request of, such corporation. To the extent that such person is successful in defending any such suit, Georgia law provides that he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     The Company's Bylaws provide for the indemnification of the Company's directors, officers, employees and agents in accordance with the GBCC. Georgia law also provides that, with certain exceptions, the above rights will not be deemed exclusive of other rights of indemnification contained in any Bylaw, resolution or agreement approved by the holders of a majority of the stock. The Company's Bylaws provide that the Company may purchase and maintain insurance on behalf of directors, officers, employees and agents, as well as others serving at their request, against any liabilities asserted against such persons whether or not the Company would have the power to indemnify such persons against such liability under the GBCC. The Company has purchased and maintains such insurance.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
  1.1      --  Form of Underwriting Agreement for Senior Debt Securities
               (to be filed under subsequent Form 8-K).
  1.2      --  Form of Underwriting Agreement for Subordinated Debt
               Securities (to be filed under subsequent Form 8-K).
  1.3      --  Form of Underwriting Agreement for Preferred Stock (to be
               filed under subsequent Form 8-K).
  1.4      --  Form of Underwriting Agreement for Common Stock (to be filed under subsequent Form 8-K).
  1.5      --  Form of Underwriting Agreement for Depositary Shares (to be
               filed under subsequent Form 8-K).

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
  3.1      --  Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3(a) to the Company's Quarterly
               Report on Form 10-Q for the quarter ended June 30, 1997).
  3.2      --  By-Laws (incorporated by reference to Exhibit 3 to the
               Company's Quarterly Report on Form 10-Q for the quarter
               ended March 31, 1995).
  4.1      --  Indenture dated August 15, 1993 between the Company and
               Trust Company Bank, as Trustee, relating to the 7.3%
               Convertible Subordinated Debentures due August 15, 2003
               (including the form of 7.3% Convertible Subordinated
               Debenture) (incorporated by reference to Exhibit 4(a) to the
               Company's Form 10-K for the year ended December 31, 1993).
  4.2      --  Indentures, dated as of November 9, 1995 between the Company and SunTrust Bank, Atlanta, as Trustee, relating to Senior
               Debt Securities and Subordinated Debt Securities
               (incorporated by reference to Exhibit 4(c) to the Company's
               Form 10-K for the year ended December 31, 1995).
  4.3      --  First Supplemental Indenture dated as of March 26, 1996 between the Company and SunTrust Bank, Atlanta (incorporated by reference to Exhibit 4 to the Company's Report on Form
               8-K, dated March 26, 1996).
  4.4      --  Supplemental Indenture No. 2, dated August 15, 1997, between the Company and SunTrust Bank, Atlanta (incorporated by
               reference to Exhibit 4 to the Company's Report on Form 8-K, dated August 15, 1997).
  4.5      --  Form of Indenture for Senior Debt Securities (Form of Senior
               Debt Security included therein).
  4.6      --  Form of Indenture for Subordinated Debt Securities (Form of
               Subordinated Debt Security included therein).
  4.7      --  Form of Preferred Stock.*
  4.8      --  Form of Deposit Agreement (Form of Receipt included
               therein).*
  4.9      --  Form of Warrant Agreement (Form of Warrant included
               therein).*
  5.1      --  Opinion of Alston & Bird LLP regarding legality of the
               Offered Securities.*
  8.1      --  Opinion of Alston & Bird LLP as to certain federal income taxation matters.*
 12.1      --  Statement regarding computation of ratio of earnings to fixed charges.
 12.2      --  Statement regarding computation of ratio of earnings to combined fixed charges and preferred stock dividends.*
 23.1      --  Consent of Arthur Andersen LLP.
 23.2      --  Consent of Alston & Bird LLP (included in Exhibit 5.1).*
 23.3      --  Consent of Alston & Bird LLP (included in Exhibit 8.1).*
 24.1      --  Power of Attorney (included on signature page of this
               Registration Statement).
 25.1      --  Statement of Eligibility and Qualification of Trustee on
               Form T-1 under Trust Indenture Act of 1939, as amended, of
               SunTrust Bank, Atlanta under the Senior Debt Securities.*
 25.2      --  Statement of Eligibility and Qualification of Trustee on
               Form T-1 under Trust Indenture Act of 1939, as amended, of
               SunTrust Bank, Atlanta under the Subordinated Debt
               Securities.*

---------------

 * To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that:

          (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon

     Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (j) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, IRT Property Company, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Atlanta, State of Georgia, on the 24th day of March, 1998.

                                          IRT PROPERTY COMPANY

                                          By:     /s/ THOMAS H. MCAULEY
                                            ------------------------------------
                                                     Thomas H. McAuley
                                                         President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints THOMAS H. McAULEY, W. BENJAMIN JONES III and MARY
M. THOMAS, or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                /s/ THOMAS H. MCAULEY                  President and Director           March 24, 1998
-----------------------------------------------------    (Principal Executive
                  Thomas H. McAuley                      Officer)

                 /s/ MARY M. THOMAS                    Chief Financial Officer,         March 24, 1998
-----------------------------------------------------    Executive Vice President
                   Mary M. Thomas                        and Director
                                                         (Principal Financial and
                                                         Accounting Officer)

                /s/ DONALD W. MACLEOD                  Chairman of the Board of         March 24, 1998
-----------------------------------------------------    Directors
                  Donald W. MacLeod

                /s/ PATRICK L. FLINN                   Director                         March 24, 1998
-----------------------------------------------------
                  Patrick L. Flinn

               /s/ HOMER B. GIBBS, JR.                 Director                         March 24, 1998
-----------------------------------------------------
                 Homer B. Gibbs, Jr.

               /s/ SAMUEL W. KENDRICK                  Director                         March 24, 1998
-----------------------------------------------------
                 Samuel W. Kendrick

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                /s/ BRUCE A. MORRICE                   Director                         March 24, 1998
-----------------------------------------------------
                  Bruce A. Morrice

                 /s/ JAMES H. NOBIL                    Director                         March 24, 1998
-----------------------------------------------------
                   James H. Nobil

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
 1.1       --  Form of Underwriting Agreement for Senior Debt Securities
               (to be filed under subsequent Form 8-K).
 1.2       --  Form of Underwriting Agreement for Subordinated Debt
               Securities (to be filed under subsequent Form 8-K).
 1.3       --  Form of Underwriting Agreement for Preferred Stock (to be
               filed under subsequent Form 8-K).
 1.4       --  Form of Underwriting Agreement for Common Stock (to be filed under subsequent Form 8-K).
 1.5       --  Form of Underwriting Agreement for Depositary Shares (to be
               filed under subsequent Form 8-K).
 3.1       --  Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3(a) to the Company's Quarterly
               Report on Form 10-Q for the quarter ended June 30, 1997).
 3.2       --  By-Laws (incorporated by reference to Exhibit 3 to the
               Company's Quarterly Report on Form 10-Q for the quarter
               ended March 31, 1995).
 4.1       --  Indenture dated August 15, 1993 between the Company and
               Trust Company Bank, as Trustee, relating to the 7.3%
               Convertible Subordinated Debentures due August 15, 2003
               (including the form of 7.3% Convertible Subordinated
               Debenture) (incorporated by reference to Exhibit 4(a) to the
               Company's Form 10-K for the year ended December 31, 1993).
 4.2       --  Indentures, dated as of November 9, 1995 between the Company and SunTrust Bank, Atlanta, as Trustee, relating to Senior
               Debt Securities and Subordinated Debt Securities
               (incorporated by reference to Exhibit 4(c) to the Company's
               Form 10-K for the year ended December 31, 1995).
 4.3       --  First Supplemental Indenture dated as of March 26, 1996 between the Company and SunTrust Bank, Atlanta (incorporated by reference to Exhibit 4 to the Company's Report on Form
               8-K, dated March 26, 1996).
 4.4       --  Supplemental Indenture No. 2, dated August 15, 1997, between the Company and SunTrust Bank, Atlanta (incorporated by
               reference to Exhibit 4 to the Company's Report on Form 8-K, dated August 15, 1997).
 4.5       --  Form of Indenture for Senior Debt Securities (Form of Senior
               Debt Security included therein).
 4.6       --  Form of Indenture for Subordinated Debt Securities (Form of
               Subordinated Debt Security included therein).
 4.7       --  Form of Preferred Stock.*
 4.8       --  Form of Deposit Agreement (Form of Receipt included
               therein).*
 4.9       --  Form of Warrant Agreement (Form of Warrant included
               therein).*
 5.1       --  Opinion of Alston & Bird LLP regarding legality of the
               Offered Securities.*
 8.1       --  Opinion of Alston & Bird LLP as to certain federal income taxation matters.*
12.1       --  Statement regarding computation of ratio of earnings to fixed charges.
12.2       --  Statement regarding computation of ratio of earnings to combined fixed charges and preferred stock dividends.*
23.1       --  Consent of Arthur Andersen LLP.
23.2       --  Consent of Alston & Bird LLP (included in Exhibit 5.1).*
23.3       --  Consent of Alston & Bird LLP (included in Exhibit 8.1).*
24.1       --  Power of Attorney (included on signature page of this
               Registration Statement).

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
25.1       --  Statement of Eligibility and Qualification of Trustee on
               Form T-1 under Trust Indenture Act of 1939, as amended, of
               SunTrust Bank, Atlanta under the Senior Debt Securities.*
25.2       --  Statement of Eligibility and Qualification of Trustee on
               Form T-1 under Trust Indenture Act of 1939, as amended, of
               SunTrust Bank, Atlanta under the Subordinated Debt
               Securities.*

---------------

* To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.

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